July 8, 2003

Mr. Stephen Krikorian

Senior Staff Accountant

Securities and Exchange Commission

Division of Corporate Finance

450 5th Street, N.W.

Washington, D.C. 20549

In re:    Dauphin Technology, Inc.

Form 8-K filed on July 1, 2003, File Number 33-21537-D

Dear Mr. Krikorian:

We have reviewed your comment letter dated July 2, 2003 regarding the above-referenced Form 8-K, and submit the following response for your further review. For your convenience, we have incorporated your comment below and follow it with our response.

1. Amend the report to include all of the information required by Item 304 of Regulation S-K. State whether the former accountant resigned, declined to stand for re-election or was dismissed, and the date. The disclosure should also indicate whether the board of directors recommended or approved the decision to change accountants.

Response 1.    We have added the word “resigned” to our opening sentence of Item 4.

We trust that this amendment meets with your approval.

Sincerely, DAUPHIN TECHNOLOGY, INC.

Luke Lukens Chief Financial Officer

cc:    Mr. Andrew J. Kandalepas

Mr. Christopher L. Geier

Fred K. Walz, C.P.A.